As filed with the U.S. Securities and Exchange Commission on December 28, 2023.

Registration No. 333-275915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECHYBIRD ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5320 PECK RD APT 43

EL MONTE, CA 91732-1146

+1 (917) 680-0380

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Xu Zhenchun

Chairman and Chief Executive Officer

5320 PECK RD APT 43

EL MONTE, CA 91732-1146

+1 (917) 680-0380

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong SAR Telephone: 852-3923-1111 Fax: 852-3923-1100	Louis Taubman, Esq. Joan Wu, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Tel.: (212) 530-2210 Fax: (212)-202-6380

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 is being filed solely for the purpose of filing certain updated exhibits to this registration statement on Form S-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page, filing status of such exhibit, and exhibit index of the Registration Statement. This Amendment No. 1 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement, filed on December 6, 2023.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:

Legal fees and expenses	$275,000
SEC filing fees and expenses	$7,000
FINRA filing fees and expenses	$10,000
Nasdaq filing fees and expenses	$75,000
Printing and engraving expenses	$6,000
Reimbursement to underwriters for expenses	$150,000
Accounting fees and expenses	$45,000
Trustee	$38,000
Miscellaneous expenses(1)	$20,000
Total(2)	$626,000

(1)	This amount represents additional expenses that may be incurred by us in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

(2)	This amount excludes the deferred underwriting fee.

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Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which an amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated memorandum and articles of association will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our amended and restated memorandum and articles of association is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if Cayman Islands law requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated memorandum and articles of association or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated memorandum and articles of association may have or hereafter acquire under law, our amended and restated memorandum and articles of association, an agreement, vote of shareholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated memorandum and articles of association affecting indemnification rights, whether by our shareholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated memorandum and articles of association will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated memorandum and articles of association.

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Our amended and restated memorandum and articles of association will include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our amended and restated memorandum and articles of association. Our amended and restated memorandum and articles of association will provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our amended and restated memorandum and articles of association will permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Cayman Islands law.

We will enter into indemnity agreements with each of our officers and directors, a form of which is to be filed as an exhibit to this Registration Statement. These agreements will require us to indemnify these individuals to the fullest extent permitted under the Companies Act and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, we will agree to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

On July 4, 2023, our Sponsor agreed to pay an aggregate of $25,000, or approximately $0.017 per share, for the purchase of 1,437,500 founder shares, par value $0.0001. Subsequently, on August 16, 2023 the Sponsor transferred an aggregate of 90,000 founder shares to directors and officers of the company. Subsequently on November 30, 2023, the Company further issued an aggregate of 287,500 ordinary shares to the Sponsor for an aggregate purchase price of $28.75 in cash, resulting in 1,725,000 shares being issued and outstanding.

Our Sponsor is an accredited investor for purposes of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended. Each of the equity holders in our Sponsor are accredited investors under Rule 501(a) of Regulation D. The sole business of our Sponsor is to act as the Company’s sponsor in connection with this offering.

Our Sponsor has committed to purchase an aggregate of 285,290 private placement units (or 307,790 units if the over-allotment option is exercised in full) at a price of $10.00 per unit, for an aggregate purchase price of $2,852,290 ($3,077,900 if the over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. The private placement units will be worthless if we do not complete an initial business combination. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

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Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1*	Memorandum and Articles of Association

3.2*	Form of Amended and Restated Memorandum and Articles of Association

4.1*	Specimen Unit Certificate

4.2*	Specimen Ordinary Share Certificate

4.3*	Specimen Rights Certificate

4.4*	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant

5.1*	Form of Opinion of Loeb & Loeb LLP.

5.2	Opinion of Ogier (Cayman) LLP – Cayman Islands

10.1*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant

10.2*	Form of Registration Rights Agreement among the Registrant and certain securityholders

10.3*	Form of Private Units Subscription Agreement between the Registrant and TechyBird LLC

10.4*	Form of Indemnity Agreement

10.5*	Promissory Note, dated as July 4, 2023, issued to TechyBird LLC

10.6*	Amended and Restated Securities Subscription Agreement, dated November 28, 2023, between the Registrant and TechyBird LLC

10.7*	Form of Letter Agreement between the Registrant, TechyBird LLC and each director and officer of the Registrant

10.8*	Administrative Support Agreement by and between the Registrant and TechyBird LLC

14*	Form of Code Ethics

23.1	Consent of Adeptus Partners LLC

23.2*	Consent of Loeb & Loeb LLP. (included in Exhibit 5.1)

23.3	Consent of Ogier (Cayman) LLP – Cayman Islands (included in Exhibit 5.2)

24*	Power of Attorney (included on the signature page herein)

99.1*	Form of Audit Committee Charter

99.2*	Form of Compensation Committee Charter

99.3*	Form of Nominating Committee Charter

99.4*	Consent of Robin H. Karlsen

99.5*	Consent of Doris Wong Sing Ee

99.6*	Consent of Zhong Jun

107*	Filing Fee Table

*Previously filed.

Item 17. Undertakings.

(a)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on December 28, 2023.

TECHYBIRD ACQUISITION CORP.

By:	/s/ Xu Zhenchun
Name:	Xu Zhenchun
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Xu Zhenchun his or her true and lawful attorney-in-fact and agent, with full power of substitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-1 registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Xu Zhenchun		Date: December 28, 2023
Name:	Xu Zhenchun
Title:	Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)

/s/ Zhu Fengping		Date: December 28, 2023
Name:	Zhu Fengping
Title:	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of TechyBird Acquisition Corp., has signed this registration statement on December 28, 2023.

/s/ Xu Zhenchun
Name:	Xu Zhenchun

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